AFFILIATED FUND OF FUNDS WAIVER AGREEMENT

THIS AGREEMENT, dated as of February 26, 2026, is made and entered into by and between Guggenheim Partners Investment Management, LLC (the “Adviser”) and each of the registered investment companies set forth in Schedule A (each being referred to herein as a “Fund”), as may be amended from time to time. This Agreement shall apply to each investment portfolio of a Fund as set forth in Schedule A (the “Series”).

WHEREAS, the Adviser has been appointed the investment adviser to the Series pursuant to an advisory agreements between each Fund and the Adviser (each, an “Advisory Agreement”), under which the Adviser provides certain investment advisory services to each Series and is compensated by each Series in the amount set forth in the Advisory Agreement with respect to the applicable Series (the “Advisory Fee”);

WHEREAS, each Series, consistent with its investment objective and applicable restrictions set forth in the Series’ prospectus and statement of additional information, may invest a portion of its assets in other registered investment companies;

WHEREAS, a Series’ investment in other registered investment companies may include an investment in any other Series and any other investment portfolio for which the Adviser or its affiliates provide investment advisory services (together, the “Underlying Affiliated Series”) pursuant to an agreement between each Underlying Affiliated Series and the Adviser or its affiliate (each, an “Underlying Affiliated Series Advisory Agreement”);

WHEREAS, pursuant to an Underlying Affiliated Series Advisory Agreement, each Underlying Affiliated Series pays to the Adviser or its affiliate an amount set forth in the Underlying Affiliated Series Advisory Agreement for the investment advisory services provided by the Adviser or its affiliate (the “Underlying Affiliated Series Advisory Fee”); and

WHEREAS, each Fund, on its own behalf and on behalf of the Series, and the Adviser desire to enter into the arrangements described herein.

NOW, THEREFORE, it is agreed as follows:

1.  The Adviser agrees to waive the full amount of a Series’ Advisory Fee to the extent necessary to offset the proportionate share of the Underlying Affiliated Series Advisory Fee paid by the Series through its investment in an Underlying Affiliated Series.

2.  Nothing herein shall otherwise affect the terms of any other expense limitation agreements, if any, between the Adviser or its affiliates and a Fund. For purposes of calculating the extent of any fee waivers or expense reimbursements under such agreements, the Adviser shall calculate waivers or reimbursements, if any, under any expense limitation agreement(s) prior to waiving a Series’ Advisory Fee pursuant to this Agreement.

3.  The end of the initial term of this Agreement shall be October 1, 2027. This Agreement shall automatically renew for one-year terms, unless the Adviser provides written notice to the Fund of the termination of the Agreement, which notice shall be received by the Fund at least 30 days prior to the end of the then-current term.

4.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of a Fund, on behalf of the Series, upon sixty (60) days’ written notice to the Adviser. This Agreement, as it relates to a Series, will terminate automatically if the Advisory Agreement with respect to such Series is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

5.  This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Adviser and each Fund concerning the matters governed hereby.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

GUGGENHEIM FUNDS TRUST

By: /s/ Brian E. Binder

Name: Brian E. Binder

Title: President and Chief Executive Officer

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

By: /s/ Amy J. Lee

Name: Amy J. Lee

Title: Attorney-in-Fact

FUND OF FUNDS WAIVER AGREEMENT

SCHEDULE A

Dated February 26, 2026

Registered investment companies to which this Agreement applies and their respective Series:

Guggenheim Funds Trust

Guggenheim Investment Grade CLO ETF

Guggenheim Securitized Income ETF

Guggenheim Ultra Short Income ETF

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